Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(630) 743-5180	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS AND PROVIDES 2018 GUIDANCE

•	Reports quarterly revenue of $2.0 billion, an increase of 13% from the prior year

•	Delivers quarterly diluted net earnings per share of $1.88, up 83% over the prior year

•
Generates quarterly adjusted diluted net earnings per share of $1.13, excluding items such as the net benefits from the Tax Cuts and Jobs Act and a disposition, as well as fourth quarter costs associated with rightsizing initiatives and the Wellsite separation

•	Provides 2018 guidance, reflecting 5% to 7% organic revenue growth and continued margin expansion

DOWNERS GROVE, Ill., January 30, 2018 — Dover (NYSE: DOV), a diversified global manufacturer, announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year 2017 Financial Results:

For the fourth quarter ended December 31, 2017, Dover's revenue was $2.0 billion, an increase of 13% from the prior year. The increase in the quarter was driven by organic growth of 8%, acquisition growth of 6% and a favorable impact from foreign exchange ("FX") of 2%, partially offset by a 3% impact from dispositions. Net earnings were $296.4 million, an increase of 84% as compared to $161.2 million for the prior year period. Diluted net earnings per share ("EPS") for the fourth quarter ended December 31, 2017, were $1.88, compared to $1.03 EPS in the prior year period, representing an increase of 83%.

For the fourth quarter ended December 31, 2017, EPS included a $0.32 net benefit from the Tax Cuts and Jobs Act, a $0.70 net benefit from a disposition and a $0.03 benefit from a reduction to a previously recorded product recall reserve. Fourth quarter 2017 EPS also included rightsizing and other costs of $0.25 and Wellsite separation related costs of $0.05. Excluding these aforementioned benefits and costs, adjusted EPS for the fourth quarter ended December 31, 2017, was $1.13, an increase of 49% over an adjusted EPS of $0.76 in the prior year period.

For the year ended December 31, 2017, Dover's revenue was $7.8 billion, an increase of 15% from the prior year. This increase includes organic growth of 8%, acquisition growth of 10%, partially offset by a 3% impact from dispositions. The impact of FX was negligible. Net earnings were $811.7 million, an increase of 59% as compared to $508.9 million for the prior year period. EPS for the year ended December 31, 2017, was $5.15, compared to $3.25 EPS in the prior year period, representing an increase of 58%.

For the year ended December 31, 2017, EPS included a $0.32 net benefit from the Tax Cuts and Jobs Act, a $1.07 net benefit from dispositions and a $0.03 benefit from a reduction to a previously recorded product recall reserve. Full year 2017 EPS also included rightsizing and other costs of $0.25 and Wellsite separation related costs of $0.06. Excluding these aforementioned benefits and costs, adjusted EPS for the year ended December 31, 2017, was $4.03, an increase of 39% over a comparably adjusted EPS of $2.90 for full year 2016.

A full reconciliation between GAAP and adjusted measures is included as an exhibit herein.

Impact of the Tax Cuts and Jobs Act:

In the fourth quarter ended December 31, 2017, Dover recorded a net benefit of $50.9 million, or $0.32 EPS relating to the enactment of the Tax Cuts and Jobs Act. This benefit was primarily derived from the revaluation of deferred tax liabilities, offset in part, by the recognition of a U.S. tax charge for the deemed repatriation of foreign earnings. On a go-forward basis, Dover anticipates its effective tax rate will be 22% to 23%, 4 to 5 points lower than its prior effective rate, principally as a result of the Tax Cuts and Jobs Act.

2018 Guidance:

Beginning in 2018, Dover will provide adjusted EPS guidance and results that will exclude after-tax acquisition-related amortization. The Company believes reporting adjusted EPS on this basis better reflects its core operating results, offers more transparency and facilitates easier comparability with peer companies.

A full reconciliation between forecasted GAAP and forecasted adjusted measures, reflecting adjustments for aforementioned acquisition-related amortization as well as carryover rightsizing costs, is included as an exhibit herein.

In 2018, Dover expects to generate adjusted diluted earnings per share in the range of $5.73 to $5.93, representing an increase of 19% over the prior year on a comparable basis. This guidance is based on full year revenue growth of 3% to 5%, and is comprised of organic growth of 5% to 7% and a favorable impact from FX of 1%, partially offset by a 3% impact from dispositions. The impact of completed acquisitions is expected to be negligible.

Dover’s guidance for 2018 includes full year Wellsite operating performance, but does not include any costs related to the Wellsite separation, which will be reported as incurred.

Wellsite Separation Update:

Dover announced on December 7, 2017, that it expects to spin off, on a tax-free basis, the upstream energy businesses within its Energy segment, collectively, the “Wellsite” business. Wellsite includes Dover Artificial Lift, Dover Energy Automation, and US Synthetic, and operates in some of the most attractive segments of the oil & gas drilling and production industry. Dover expects to complete the spin-off of Wellsite in May of 2018.

For the full year ended December 31, 2017, Wellsite’s revenue was $1.0 billion, and earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $242 million, excluding costs related to rightsizing and Wellsite separation. For full year 2018, Wellsite is expected to generate revenue growth of approximately 16%, and EBITDA of approximately $315 million, before public company costs, estimated to be approximately $35 million.

Completion of the transaction is subject to certain customary conditions, including, among others, assurance that the spin-off of Wellsite will be tax-free to Dover and U.S. shareholders, the effectiveness of appropriate filings with the U.S. Securities and Exchange Commission and final approval by Dover's Board of Directors.

Management Commentary:

Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “Our fourth quarter performance reflects strong global markets which drove broad-based revenue growth. Volume gains, combined with our cost and productivity actions, resulted in significant adjusted margin improvement. We had particularly strong growth in our waste handling, food equipment and pumps businesses, as well as in our Wellsite business. In all, our team’s strong execution delivered a solid quarter, while at the same time making significant progress on the Wellsite spin-off, rightsizing and several other commercial initiatives.

“During 2017, we continued to make strides simplifying our portfolio and increasing our focus on the markets where we have built very strong positions. We also expanded adjusted margin more than 150 basis points, and we are on track to our three-year plan.

“With respect to 2018, our guidance reflects the continued execution of our strategy. We expect broad-based organic growth and another year of margin expansion in excess of 100 basis points. Further, as part of our disciplined capital allocation plan, we expect to deploy capital towards highly synergistic, margin accretive bolt-on acquisitions, while at the same time investing in the businesses we own, completing our planned $1 billion share repurchase and raising our dividend for the 62nd consecutive year.”

Conference Call Information:

Dover will host a webcast and conference call to discuss its fourth quarter and full year 2017 results and 2018 guidance at 10:00 A.M. Eastern Time (9:00 A.M. Central Time) on Tuesday, January 30, 2018. The webcast can be accessed on the Dover website at dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s fourth quarter and full year results and its operating segments can be found on the Company’s website.

About Dover:

Dover is a diversified global manufacturer with annual revenue exceeding $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through four operating segments: Engineered Systems, Fluids, Refrigeration & Food Equipment and Energy. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 29,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at dovercorporation.com.

Forward-Looking Statements:

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements concern future events and may be indicated by words or phrases such as "may," "anticipates," "expects," "believes," "suggests," "will," "plans," "should," "would," "could," and "forecast," or the use of the future tense and similar words or phrases. Forward-looking statements address matters that are uncertain, including, by way of example only: the planned spin-off of the Wellsite business, including the benefits of such transaction and the expected performance following completion of the planned spin-off, sale or other strategic transaction, operating and strategic plans, future sales, earnings, cash flows, margins, organic growth, growth from acquisitions, restructuring charges, cost structure, capital expenditures, capital allocation, capital structure, dividends, cash flows, exchange rates, tax rates, interest rates, interest expense, changes in operations and trends in industries in which our businesses operate, anticipated market conditions and our positioning, global economies, and operating improvements. Forward-looking statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Dover’s control. These factors could cause actual results to differ materially from current expectations and include, but are not limited to, uncertainties as to whether the Wellsite spin-off will be completed; the possibility that closing conditions for the Wellsite spin-off may not be satisfied or waived; the impact of the separation transaction on Dover and the Wellsite business on a standalone basis if the spin-off is completed; whether the strategic benefits of separation can be achieved, economic conditions generally and changes in economic conditions globally and in the markets and industries served by our businesses, including oil and gas activity and U.S. industrials activity; conditions and events affecting domestic and global financial and capital markets; oil and natural gas demand, production growth, and prices; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; changes in customer demand and capital spending; risks related to our international operations and the ability of our businesses to expand into new geographic markets; the impact of interest rate and currency exchange rate fluctuations; increased competition and pricing pressures; the impact of loss of a significant customer, or loss or non-renewal of significant contracts; the ability of our businesses to adapt to technological developments; the ability of our businesses to develop and launch new products, timing of such launches and risks relating to market acceptance by customers;

the relative mix of products and services which impacts margins and operating efficiencies; the impact of loss of a single-source manufacturing facility; short-term capacity constraints; domestic and foreign governmental and public policy changes or developments, including import/export laws and sanctions, tax policies, environmental regulations and conflict minerals disclosure requirements; increases in the cost of raw materials; our ability to identify and successfully consummate value-adding acquisition opportunities or planned divestitures, and to realize anticipated earnings and synergies from acquired businesses and joint ventures; our ability to achieve expected savings from integration and other cost-control initiatives, such as lean and productivity programs as well as efforts to reduce sourcing input costs; the impact of legal compliance risks and litigation, including product recalls; indemnification obligations related to acquired or divested businesses; cybersecurity and privacy risks; protection and validity of patent and other intellectual property rights; goodwill or intangible asset impairment charges; a downgrade in our credit ratings which, among other matters, could make obtaining financing more difficult and costly; and work stoppages, union and works council campaigns and other labor disputes which could impact our productivity. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained herein. Dover undertakes no obligation to update any forward-looking statement, except as required by law.

INVESTOR SUPPLEMENT - FOURTH QUARTER AND FULL YEAR 2017

DOVER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenue	$2,017,438	$1,777,961	$7,830,436	$6,794,342
Cost of goods and services	1,282,014	1,158,257	4,940,059	4,322,373
Gross profit	735,424	619,704	2,890,377	2,471,969
Selling, general, and administrative expenses	536,080	455,622	1,975,932	1,757,523
Operating earnings	199,344	164,082	914,445	714,446
Interest expense	36,414	35,515	145,208	136,401
Interest income	(1,823)	(2,738)	(8,502)	(6,759)
Gain on sale of businesses	(113,045)	(84,537)	(203,138)	(96,598)
Other expense (income), net	4,146	(191)	7,034	(7,930)
Earnings before (benefit) provision for income taxes	273,652	216,033	973,843	689,332
(Benefit) provision for income taxes	(22,796)	54,871	162,178	180,440
Net earnings	$296,448	$161,162	$811,665	$508,892

Net earnings per share:
Basic	$1.90	$1.04	$5.21	$3.28
Diluted	$1.88	$1.03	$5.15	$3.25

Weighted average shares outstanding:
Basic	155,734	155,376	155,685	155,231
Diluted	158,013	156,816	157,744	156,636

Dividends paid per common share	$0.47	$0.44	$1.82	$1.72

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(unaudited)(in thousands)

	2017					2016
	Q1	Q2	Q3	Q4	FY 2017	Q1	Q2	Q3	Q4	FY 2016
REVENUE
Engineered Systems
Printing & Identification	$249,238	$278,220	$272,941	$293,615	$1,094,014	$239,681	$263,648	$253,091	$266,082	$1,022,502
Industrials	358,397	377,210	372,891	373,776	1,482,274	337,314	328,784	317,471	360,212	1,343,781
	607,635	655,430	645,832	667,391	2,576,288	576,995	592,432	570,562	626,294	2,366,283

Fluids	525,195	553,259	562,818	609,558	2,250,830	399,062	405,838	412,822	482,852	1,700,574

Refrigeration & Food Equipment	356,834	426,304	438,788	377,179	1,599,105	363,252	429,386	451,328	376,373	1,620,339

Energy	324,088	359,168	359,298	363,647	1,406,201	283,230	259,008	273,248	292,952	1,108,438

Intra-segment eliminations	(380)	(810)	(461)	(337)	(1,988)	(266)	(319)	(197)	(510)	(1,292)
Total consolidated revenue	$1,813,372	$1,993,351	$2,006,275	$2,017,438	$7,830,436	$1,622,273	$1,686,345	$1,707,763	$1,777,961	$6,794,342

NET EARNINGS
Segment Earnings:
Engineered Systems	$174,398	$106,820	$98,348	$210,864	$590,430	$93,748	$104,034	$97,240	$96,807	$391,829
Fluids	52,639	73,558	87,164	91,747	305,108	46,047	54,033	66,178	34,663	200,921
Refrigeration & Food Equipment	33,562	65,829	65,413	29,018	193,822	38,161	63,230	64,111	118,126	283,628
Energy	41,691	53,368	51,936	41,432	188,427	11,244	(75)	13,279	30,888	55,336
Total segments	302,290	299,575	302,861	373,061	1,277,787	189,200	221,222	240,808	280,484	931,714
Corporate expense / other	36,489	34,190	31,741	64,818	167,238	29,862	24,566	26,638	31,674	112,740
Interest expense	36,409	36,932	35,453	36,414	145,208	33,318	33,779	33,789	35,515	136,401
Interest income	(2,580)	(2,338)	(1,761)	(1,823)	(8,502)	(1,604)	(1,622)	(795)	(2,738)	(6,759)
Earnings before provision (benefit) for income taxes	231,972	230,791	237,428	273,652	973,843	127,624	164,499	181,176	216,033	689,332
Provision (benefit) for income taxes	59,725	66,733	58,516	(22,796)	162,178	28,268	46,209	51,092	54,871	180,440
Net earnings	$172,247	$164,058	$178,912	$296,448	$811,665	$99,356	$118,290	$130,084	$161,162	$508,892

SEGMENT MARGIN
Engineered Systems	28.7%	16.3%	15.2%	31.6%	22.9%	16.2%	17.6%	17.0%	15.5%	16.6%
Fluids	10.0%	13.3%	15.5%	15.1%	13.6%	11.5%	13.3%	16.0%	7.2%	11.8%
Refrigeration & Food Equipment	9.4%	15.4%	14.9%	7.7%	12.1%	10.5%	14.7%	14.2%	31.4%	17.5%
Energy	12.9%	14.9%	14.5%	11.4%	13.4%	4.0%	—%	4.9%	10.5%	5.0%
Total segment operating margin	16.7%	15.0%	15.1%	18.5%	16.3%	11.7%	13.1%	14.1%	15.8%	13.7%

DEPRECIATION AND AMORTIZATION EXPENSE
Engineered Systems	$19,575	$20,259	$22,104	$19,481	$81,419	$16,036	$16,075	$16,238	$25,597	$73,946
Fluids	28,503	29,473	30,252	31,892	120,120	20,511	20,981	20,833	22,899	85,224
Refrigeration & Food Equipment	15,035	14,522	14,093	13,557	57,207	16,728	16,881	16,146	15,263	65,018
Energy	31,365	32,000	33,421	34,210	130,996	34,160	33,289	32,605	31,366	131,420
Corporate	1,120	1,164	994	1,220	4,498	1,169	868	901	2,193	5,131
Total depreciation and amortization expense	$95,598	$97,418	$100,864	$100,360	$394,240	$88,604	$88,094	$86,723	$97,318	$360,739

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(continued)
(unaudited)(in thousands)

	2017					2016
	Q1	Q2	Q3	Q4	FY 2017	Q1	Q2	Q3	Q4	FY 2016
BOOKINGS
Engineered Systems
Printing & Identification	$256,665	$282,157	$268,700	$306,818	$1,114,340	$242,569	$266,490	$248,443	$268,951	$1,026,453
Industrials	419,455	367,352	366,430	374,280	1,527,517	329,957	304,345	331,435	374,073	1,339,810
	676,120	649,509	635,130	681,098	2,641,857	572,526	570,835	579,878	643,024	2,366,263

Fluids	565,987	554,656	576,538	613,804	2,310,985	418,345	413,767	413,535	457,283	1,702,930

Refrigeration & Food Equipment	438,576	466,276	357,855	319,899	1,582,606	411,367	468,661	429,134	336,645	1,645,807

Energy	348,317	352,617	368,377	354,833	1,424,144	273,445	246,021	270,685	299,771	1,089,922

Intra-segment eliminations	(1,149)	(529)	(468)	(542)	(2,688)	(90)	(944)	(245)	(308)	(1,587)

Total consolidated bookings	$2,027,851	$2,022,529	$1,937,432	$1,969,092	$7,956,904	$1,675,593	$1,698,340	$1,692,987	$1,736,415	$6,803,335

BACKLOG
Engineered Systems
Printing & Identification	$109,347	$115,763	$116,359	$129,752		$102,640	$104,509	$101,190	$98,924
Industrials	310,008	301,474	297,860	310,463		235,384	210,646	224,892	252,780
	419,355	417,237	414,219	440,215		338,024	315,155	326,082	351,704

Fluids	371,717	378,774	398,827	399,742		286,457	315,786	318,246	331,238

Refrigeration & Food Equipment	341,530	382,598	302,574	244,972		303,479	332,312	309,462	258,329

Energy	156,255	147,568	158,645	149,579		144,828	129,873	126,519	134,181

Intra-segment eliminations	(729)	(378)	(383)	(571)		(36)	(265)	(252)	(102)

Total consolidated backlog	$1,288,128	$1,325,799	$1,273,882	$1,233,937		$1,072,752	$1,092,861	$1,080,057	$1,075,350

DOVER CORPORATION
QUARTERLY EARNINGS PER SHARE
(unaudited)(in thousands, except per share data*)

Earnings Per Share
	2017					2016
	Q1	Q2	Q3	Q4	FY 2017	Q1	Q2	Q3	Q4	FY 2016
Net earnings per share:
Basic	$1.11	$1.05	$1.15	$1.90	$5.21	$0.64	$0.76	$0.84	$1.04	$3.28
Diluted	$1.09	$1.04	$1.14	$1.88	$5.15	$0.64	$0.76	$0.83	$1.03	$3.25

Net earnings and weighted average shares used in calculated earnings per share amounts are as follows:
Net earnings	$172,247	$164,058	$178,912	$296,448	$811,665	$99,356	$118,290	$130,084	$161,162	$508,892

Weighted average shares outstanding:
Basic	155,540	155,703	155,757	155,734	155,685	155,064	155,180	155,300	155,376	155,231
Diluted	157,399	157,513	157,555	158,013	157,744	156,161	156,595	156,798	156,816	156,636

* Per share data may be impacted by rounding.

Non-GAAP Reconciliations

Adjusted Earnings Per Share (Non-GAAP)
Net earnings are adjusted by the effect of the Tax Cuts and Jobs Act, gains on disposition of businesses, disposition costs, Wellsite separation costs, rightsizing and other costs and a product recall reserve charge and reversal to derive adjusted net earnings and adjusted diluted earnings per common share as follows:

	2017					2016
	Q1	Q2	Q3	Q4	FY 2017	Q1	Q2	Q3	Q4	FY 2016
Adjusted net earnings:
Net earnings	$172,247	$164,058	$178,912	$296,448	$811,665	$99,356	$118,290	$130,084	$161,162	$508,892
Tax Cuts and Jobs Act [1]	—	—	—	(50,859)	(50,859)	—	—	—	—	—
Gain on dispositions, pre-tax [2]	(88,402)	—	—	(116,932)	(205,334)	(11,853)	—	—	(85,035)	(96,888)
Gain on dispositions, tax impact [3]	26,682	—	—	6,071	32,753	625	—	—	28,060	28,685
Disposition costs, pre-tax [4]	—	—	3,314	1,931	5,245	—	—	—	—	—
Disposition costs, tax impact [3]	—	—	(964)	(1,051)	(2,015)	—	—	—	—	—
Wellsite separation costs, pre-tax	—	—	1,718	13,552	15,270	—	—	—	—	—
Wellsite separation costs, tax impact [3]	—	—	(500)	(5,025)	(5,525)	—	—	—	—	—
Rightsizing and other costs, pre-tax [5]	—	—	—	56,278	56,278	—	—	—	—	—
Rightsizing and other costs, tax impact [3]	—	—	—	(17,149)	(17,149)	—	—	—	—	—
Product recall (reversal) charge, pre-tax	—	—	—	(7,200)	(7,200)	—	—	—	23,150	23,150
Product recall (reversal) charge, tax impact [3]	—	—	—	2,614	2,614	—	—	—	(8,913)	(8,913)
Adjusted net earnings	$110,527	$164,058	$182,480	$178,678	$635,743	$88,128	$118,290	$130,084	$118,424	$454,926

Adjusted diluted earnings per common share*:
Diluted earnings per share	$1.09	$1.04	$1.14	$1.88	$5.15	$0.64	$0.76	$0.83	$1.03	$3.25
Tax Cuts and Jobs Act [1]	—	—	—	(0.32)	(0.32)	—	—	—	—	—
Gain on dispositions, pre-tax [2]	(0.56)	—	—	(0.74)	(1.30)	(0.08)	—	—	(0.54)	(0.62)
Gain on dispositions, tax impact [3]	0.17	—	—	0.04	0.21	—	—	—	0.18	0.18
Disposition costs, pre-tax [4]	—	—	0.02	0.01	0.03	—	—	—	—	—
Disposition costs, tax impact [3]	—	—	(0.01)	(0.01)	(0.02)	—	—	—	—	—
Wellsite separation costs, pre-tax	—	—	0.01	0.09	0.10	—	—	—	—	—
Wellsite separation costs, tax impact [3]	—	—	—	(0.03)	(0.03)	—	—	—	—	—
Rightsizing and other costs, pre-tax [5]	—	—	—	0.36	0.36	—	—	—	—	—
Rightsizing and other costs, tax impact [3]	—	—	—	(0.11)	(0.11)	—	—	—	—	—
Product recall (reversal) charge, pre-tax	—	—	—	(0.05)	(0.05)	—	—	—	0.15	0.15
Product recall (reversal) charge, tax impact [3]	—	—	—	0.02	0.02	—	—	—	(0.06)	(0.06)
Adjusted diluted earnings per share	$0.70	$1.04	$1.16	$1.13	$4.03	$0.56	$0.76	$0.83	$0.76	$2.90

[1] Tax impact primarily related to the enactment of the Tax Cuts and Jobs Act. This benefit also includes decreases in statutory tax rates of foreign jurisdictions.
[2] Includes gains from the sales of Performance Motorsports International and Warn Industries, Inc. in the first and fourth quarters of 2017, respectively, as well as Texas Hydraulics and Tipper Tie in the first and fourth quarters of 2016, respectively.

[3] Gain on dispositions, disposition costs, Wellsite separation costs, rightsizing and other costs and a product recall (reversal) charge were tax effected using the statutory tax rates in the applicable jurisdictions for each period.

[4] Disposition costs include costs related to the fourth quarter sale of Warn Industries.
[5] Rightsizing and other costs include actions taken on employee reductions, facility consolidations and site closures and product line divestitures and exits.
* Per share data and totals may be impacted by rounding.

Non-GAAP Reconciliations (continued)

Beginning in 2018, Dover will provide adjusted EPS guidance and results that will exclude after-tax acquisition-related amortization. The table below presents reconciliations for projected EPS adjusted on the basis for 2018, as well as EPS adjusted on the basis for 2017, to aid comparison.

Adjusted Earnings Per Share Excluding Acquisition-Related Amortization (Non-GAAP)
	2017
	Q1	Q2	Q3	Q4	FY 2017
Adjusted net earnings excluding acquisition-related amortization:
Adjusted net earnings	$110,527	$164,058	$182,480	$178,678	$635,743
Acquisition-related amortization, pre-tax [7]	52,203	50,833	50,524	50,630	204,190
Acquisition-related amortization, tax impact [8]	(17,554)	(16,807)	(16,885)	(16,797)	(68,043)
Adjusted net earnings excluding acquisition-related amortization	$145,176	$198,084	$216,119	$212,511	$771,890

Adjusted diluted earnings per common share excluding acquisition-related amortization*:
Adjusted diluted earnings per share	$0.70	$1.04	$1.16	$1.13	$4.03
Acquisition-related amortization, pre-tax [7]	0.33	0.32	0.32	0.32	1.29
Acquisition-related amortization, tax impact [8]	(0.11)	(0.11)	(0.11)	(0.11)	(0.43)
Adjusted diluted earnings per common share excluding acquisition-related amortization	$0.92	$1.26	$1.37	$1.34	$4.89

[7] Includes amortization on acquisition-related intangible assets and inventory step-up.
[8] Acquisition-related amortization was tax effected using the statutory tax rates in the applicable jurisdictions for each period.

Adjusted Guidance Reconciliation
	2017 Actual		2018 Guidance
Adjusted net earnings per share*:
Net earnings (GAAP)	$5.15		$ 4.75 - 4.95
Tax Cuts and Jobs Act	(0.32)		—
Gain on dispositions, net	(1.09)		—
Disposition costs, net	0.02		—
Wellsite separation costs, net	0.06		—
Rightsizing and other costs, net	0.25		0.05
Product recall reversal, net	(0.03)		—
Adjusted net earnings (Non-GAAP)	4.03	**	4.80 - 5.00
Acquisition-related amortization, net	0.86		0.93
Adjusted net earnings (new basis)	$4.89		$ 5.73 - 5.93

* Per share data and totals may be impacted by rounding.
** As reported.

DOVER CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)(in thousands)

	December 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$753,964	$349,146
Receivables, net of allowances	1,385,567	1,265,201
Inventories, net	878,635	870,487
Prepaid and other current assets	188,954	104,357
Property, plant and equipment, net	999,772	945,670
Goodwill	4,591,912	4,562,677
Intangible assets, net	1,609,927	1,802,923
Other assets and deferred charges	248,922	215,530
Total assets	$10,657,653	$10,115,991

Liabilities and Stockholders' Equity:
Notes payable and current maturities of long-term debt	$581,102	$414,550
Payables and accrued expenses	1,717,091	1,525,768
Deferred taxes and other non-current liabilities	989,578	1,169,290
Long-term debt	2,986,702	3,206,637
Stockholders' equity	4,383,180	3,799,746
Total liabilities and stockholders' equity	$10,657,653	$10,115,991

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)(in thousands)

	Years Ended December 31,
	2017	2016
Operating activities:
Net earnings	$811,665	$508,892
Depreciation and amortization	394,240	360,739
Stock-based compensation	26,528	21,015
Contributions to employee benefit plans	(20,464)	(25,691)
Gain on sale of businesses	(203,138)	(96,598)
Net change in assets and liabilities	(187,272)	93,618
Net cash provided by operating activities	821,559	861,975

Investing activities:
Additions to property, plant and equipment	(196,735)	(165,205)
Acquisitions (net of cash and cash equivalents acquired)	(36,031)	(1,561,737)
Proceeds from the sale of property, plant and equipment	15,322	17,749
Proceeds from the sale of businesses	372,666	206,407
Other	21,151	(1,057)
Net cash provided by (used in) investing activities	176,373	(1,503,843)

Financing activities:
Change in commercial paper and notes payable, net	(183,194)	254,834
Net increase in debt	—	654,382
Dividends to stockholders	(283,959)	(268,339)
Purchase of common stock	(105,023)	—
Net payments to settle employee tax obligations on exercise	(18,443)	(7,269)
Other	(4,120)	—
Net cash (used in) provided by financing activities	(594,739)	633,608

Effect of exchange rate changes on cash	1,625	(4,779)

Net increase (decrease) in cash and cash equivalents	404,818	(13,039)
Cash and cash equivalents at beginning of period	349,146	362,185
Cash and cash equivalents at end of period	$753,964	$349,146

ADDITIONAL INFORMATION
FOURTH QUARTER AND FULL YEAR 2017
(Amounts in thousands except share data and where otherwise indicated)

Acquisitions

During the fourth quarter of 2017, the Company completed two acquisitions for an aggregate consideration of $10.3 million. For the full year 2017, the Company acquired three businesses in separate transactions for total consideration of $43.1 million, net of cash acquired and including contingent consideration. The businesses were acquired to complement and expand upon existing operations within the Engineered Systems and Energy segments.

Disposed Businesses

During the fourth quarter of 2017, the Company completed the sale of the consumer and industrial winch business of Warn Industries, Inc. a leading designer, manufacturer and marketer of high performance vehicle equipment and accessories for total proceeds of $250.3 million and a pre-tax gain on sale of $116.9 million. For the full year 2017, the Company also completed the sale of Performance Motorsports International, a manufacturer of pistons and other engine related components serving the motorsports and powersports markets, during the first quarter for total proceeds of $118,706 and a pre-tax gain on sale of $88.4 million. These disposals were within the Engineered System segment and did not represent strategic shifts in business and, therefore, did not qualify for presentation as a discontinued operation.

Rightsizing and Other Costs

During the fourth quarter, the Company, as previously announced, recorded rightsizing and other related costs of $56.3 million to better align its cost structure in preparation for the Wellsite separation. The $56.3 million is comprised of $45.8 million of restructuring costs and $10.5 million of other charges. These costs relate to actions taken on employee reductions, facility consolidations and site closures and product line divestitures and exits. These charges were broad based across all segments as well as corporate, with costs incurred of $9.2 million in Engineered Systems, $8.2 million in Fluids, $15.3 million in Refrigeration & Food Equipment, $7.3 million in Energy and $16.3 million at Corporate.

Tax Rate

The effective tax rate was a benefit of 8.3% and a provision of 25.4% for the fourth quarters of 2017 and 2016, respectively. On a full year basis, the effective tax rates for 2017 and 2016 were 16.7% and 26.2%, respectively. The 2017 rates were significantly impacted by the Tax Cuts and Jobs Act that resulted in revaluing the U.S. deferred income tax liabilities due to the decrease in the U.S. statutory rate from 35% to 21%, offset by the U.S. tax charge for the deemed repatriation of foreign earnings. The 2016 rates were favorably impacted by the settlement of uncertain tax positions.

Share Repurchases

During the year ended December 31, 2017, the Company purchased approximately 1.1 million shares of its common stock in the open market at a total cost of $105.0 million, or $99.11 per share. These repurchases were made pursuant to the share repurchase program approved in January 2015, which authorized $15 billion for share repurchases over the following three years. That program is now expired and the Company expects approval of a new share repurchase authorization in the first quarter of 2018.

Capitalization

The following table provides a reconciliation of total debt and net debt to net capitalization to the most directly comparable GAAP measures:

Net Debt to Net Capitalization Ratio (Non-GAAP)	December 31, 2017	December 31, 2016
Current maturities of long-term debt	$350,402	$6,950
Commercial paper	230,700	407,600
Notes payable and current maturities of long-term debt	581,102	414,550
Long-term debt	2,986,702	3,206,637
Total debt	3,567,804	3,621,187
Less: Cash and cash equivalents	(753,964)	(349,146)
Net debt	2,813,840	3,272,041
Add: Stockholders' equity	4,383,180	3,799,746
Net capitalization	$7,197,020	$7,071,787
Net debt to net capitalization	39.1%	46.3%

Quarterly Cash Flow

	2017					2016
	Q1	Q2	Q3	Q4	FY 2017	Q1	Q2	Q3	Q4	FY 2016
Net Cash Flows Provided By (Used In):
Operating activities	$78,071	$155,877	$268,017	$319,594	$821,559	$133,413	$207,868	$231,665	$289,029	$861,975
Investing activities	81,780	(51,137)	(55,428)	201,158	176,373	(425,857)	(69,415)	(66,110)	(942,461)	(1,503,843)
Financing activities	(93,293)	(216,273)	(197,634)	(87,539)	(594,739)	178,507	(127,678)	98,491	484,288	633,608

Quarterly Adjusted Free Cash Flow (Non-GAAP)

	2017					2016
	Q1	Q2	Q3	Q4	FY 2017	Q1	Q2	Q3	Q4	FY 2016
Cash flow from operating activities	$78,071	$155,877	$268,017	$319,594	$821,559	$133,413	$207,868	$231,665	$289,029	$861,975
Less: Capital expenditures	(42,259)	(48,335)	(59,555)	(46,586)	(196,735)	(37,230)	(35,422)	(43,116)	(49,437)	(165,205)
Plus: Cash taxes paid for gains on dispositions[1]	—	42,955	5,651	20,434	69,040	—	435	217	217	869
Plus: Cash paid for Wellsite separation costs	—	—	369	9,139	9,508	—	—	—	—	—
Adjusted free cash flow	$35,812	$150,497	$214,482	$302,581	$703,372	$96,183	$172,881	$188,766	$239,809	$697,639

Adjusted free cash flow as a percentage of revenue	2.0%	7.5%	10.7%	15.0%	9.0%	5.9%	10.3%	11.1%	13.5%	10.3%

Adjusted free cash flow as a percentage of adjusted net earnings	32.4%	91.7%	117.5%	169.3%	110.6%	109.1%	146.2%	145.1%	202.5%	153.4%

[1] Federal and state tax payments related to the gains on the dispositions of Warn Industries and Performance Motorsports in 2017 and Tipper Tie and Texas Hydraulics in 2016.

Revenue Growth Factors

	2017
	Q1	Q2	Q3	Q4	Full Year
Organic	4%	10%	9%	8%	8%
Acquisitions	12%	12%	10%	6%	10%
Dispositions	(3)%	(3)%	(3)%	(3)%	(3)%
Currency translation	(1)%	(1)%	1%	2%	—%
	12%	18%	17%	13%	15%

Non-GAAP Disclosures

In an effort to provide investors with additional information regarding our results as determined by GAAP, Management also discloses non-GAAP information that Management believes provides useful information to investors. Adjusted net earnings, adjusted diluted earnings per common share, net debt, net capitalization, net debt to net capitalization ratio, adjusted free cash flow, and organic revenue growth are not financial measures under GAAP and should not be considered as a substitute for net earnings, diluted earnings per common share, debt or equity, cash flows from operating activities, or revenue as determined in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies.

Adjusted net earnings represents net earnings adjusted for the effect of the Tax Cuts and Jobs Act, gains on disposition of businesses, disposition costs, Wellsite separation costs, rightsizing and other costs, and a product recall reserve charge and reversal. We exclude these items because they occur for reasons that may be unrelated to the Company's commercial performance during the period and/or Management believes they are not indicative of the Company's ongoing operating costs or gains in a given period. Management believes this information is useful to investors to better understand the company’s ongoing profitability and facilitates easier comparisons of the company’s profitability to prior and future periods and to its peers. Adjusted diluted earnings per common share represents adjusted net earnings divided by average diluted shares. Beginning in 2018, adjusted net earnings will further exclude after-tax acquisition-related amortization because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. Management believes excluding after-tax acquisition-related amortization will better reflect the Company's core operating results, offer more transparency and facilitate easier comparability with peer companies.

Net debt represents total debt minus cash and cash equivalents. Net capitalization represents net debt plus stockholders' equity. Management believes the net debt to net capitalization ratio is useful to assess our overall financial leverage and capacity.

Adjusted free cash flow represents net cash provided by operating activities minus capital expenditures, plus the add back of cash taxes paid for gains on dispositions and cash paid for the Wellsite separation costs. Management believes that adjusted free cash flow is an important measure of operating performance because it provides management and investors a measurement of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, paying dividends, repaying debt and repurchasing our common stock.

Management believes that reporting organic revenue growth, which excludes the impact of foreign currency exchange rates and the impact of acquisitions and dispositions, provides a useful comparison of our revenue performance and trends between periods.

This press release includes Wellsite's projected pro forma EBITDA, or earnings before interest, taxes, depreciation and amortization before public company expenses, a measure that is not defined under GAAP. A reconciliation of this non-GAAP measure to the most closely comparable measure calculated in accordance with GAAP is not available without unreasonable effort due to the unavailability of certain information needed to calculate certain reconciling items, including interest expense and income tax expense.